Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President - Investor Relations (303) 691-4440

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES HURRICANE CHARLEY AND TROPICAL STORM GASTON IMPACT

DENVER, COLORADO, September 1, 2004

Apartment Investment and Management Company ("Aimco") (NYSE:AIV) announced today that it has assessed damage caused by Hurricane Charley and Tropical Storm Gaston, which affected at least 47 Aimco apartment properties in Florida and Virginia. Terry Considine, Aimco's chairman and chief executive officer comments, "We are fortunate. Despite the severity of the hurricane and storm, we had no reports of injury to any of our residents or employees. Twenty-four families needed to be relocated due to damage to their apartment homes, and we were able to quickly relocate those families to other Aimco apartments."

While final damage assessments cannot be immediately ascertained, Aimco believes it has fully considered damages at its 38 Florida properties related to Hurricane Charley. The majority of the damage was wind related with roofs and landscaping most affected. In addition, there was water intrusion at certain properties. No single property experienced major damage, and the cost of repair at nearly all the affected properties was less than the deductible for third party insurance coverage.

On August 29, Tropical Storm Gaston returned to land in Richmond, Virginia. This storm has caused primarily wind and flood damage with at least nine Aimco properties affected.

Aimco's share of the casualty expenses (net of any third party insurance coverage) from Hurricane Charley and Tropical Storm Gaston is expected to range between $2.0 million and $2.3 million, or $0.02 per share in Funds From Operations ("FFO"). Accordingly, Aimco expects its third quarter 2004 FFO per share results to be $0.02 lower than previously expected. Aimco expects to complete repairs during the third quarter.

This release contains forward-looking information, including statements regarding future results. These statements are subject to certain risks and uncertainties, and actual results may differ materially from projections. Actual results may be affected by a variety of factors, which are described in Aimco's filings with the Securities and Exchange Commission, including Aimco's Annual report on Form 10-K, and Aimco's Second Quarter 2004 Earnings Release (page 10). These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado owning and operating a geographically diversified portfolio of apartment communities through 21 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,600 properties, including approximately 280,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.